Exhibit 99.1

David M. Tehle to Join Jack in the Box Inc. Board of Directors

    SAN DIEGO--(BUSINESS WIRE)--Dec. 21, 2004--Jack in the Box Inc. (NYSE:JBX), operator and franchisor of Jack in the Box(R) and Qdoba Mexican Grill(R) restaurants, today announced that David M. Tehle has joined the company's board of directors, effective December 20, 2004. Tehle, 48, is executive vice president and chief financial officer of Dollar General Corporation (NYSE:DG), a $7 billion discount retailer based in Goodlettsville, Tenn.
    "David's financial expertise and business acumen, especially in strategic planning, will be a great asset to Jack in the Box Inc. as we pursue our goal of becoming a national restaurant company," said Robert J. Nugent, chairman and CEO of Jack in the Box Inc.
    Prior to joining Dollar General Corporation in June 2004, Tehle served from 1997 to June 2004 as executive vice president and chief financial officer for the Haggar Corporation (NASDAQ:HGGR), a manufacturing, marketing and retail corporation. From 1996 to 1997, he was vice president of finance for the mechanics tools division of The Stanley Works, one of the world's largest manufacturer of tools, and from 1993 to 1996, Tehle was vice president and chief financial officer for Hat Brands, Inc., the world's largest independent hat manufacturer. Tehle served in various financial management positions at Ryder Sytem, Inc., from 1987 to 1993, and began his career at Texas Instruments, Inc., where he was employed in various financial and accounting positions from 1980 to 1986. Tehle holds a bachelor's degree in economics from the University of Wisconsin and a MBA in finance and accounting from the University of Michigan.
    Jack in the Box Inc. (NYSE:JBX) operates and franchises two restaurant chains, Jack in the Box(R) and Qdoba Mexican Grill(R), in 33 states combined. Jack in the Box is one of the nation's largest hamburger chains, with more than 2,000 restaurants, and Qdoba Mexican Grill is an emerging leader in fast-casual dining, with approximately 180 restaurants. Based in San Diego, Jack in the Box Inc. has about 45,000 employees. For more information, visit www.jackinthebox.com.

    CONTACT: Jack in the Box Inc.
             Kathleen Finn, 858-571-2229
             kathleen.finn@jackinthebox.com